Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated April 2, 2012

Relating to Preliminary Prospectus dated April 2, 2012

Registration No. 333-173721

On April 2, 2012, Aleris Corporation filed Amendment No. 10 to its Registration Statement on Form S-1 (File No. 333-173721) with the U.S. Securities and Exchange Commission (the “SEC”) to update and supplement certain information that had been provided in its preliminary prospectus dated March 28, 2012 relating to the initial public offering of common stock by Aleris Corporation and certain selling stockholders. This free writing prospectus relates only to this offering and should be read together with the revised preliminary prospectus dated April 2, 2012 (the “Revised Preliminary Prospectus”) included in Amendment No. 10 to the Registration Statement. This free writing prospectus is only a summary of the changes included in the Revised Preliminary Prospectus and should be read together with the Revised Preliminary Prospectus before deciding to invest in the common stock offered thereby. Capitalized terms used but not defined herein have the meanings set forth in the Revised Preliminary Prospectus. A copy of the Revised Preliminary Prospectus is included in Amendment No.  10 to the Registration Statement and can be obtained by following this hyperlink: http://www.sec.gov/Archives/edgar/data/1518587/000119312512146492/0001193125-12-146492-index.htm

The following summarizes the information that we updated in the Revised Preliminary Prospectus:

•	Our common stock has been approved for listing on the New York Stock Exchange under the symbol “ARS.”

•

The number of shares of common stock to be outstanding after this offering will be 106,392,661 shares. This excludes: 14,163,081 shares of common stock authorized for issuance as equity awards under our equity incentive plan, of which 9,397,043 shares are issuable pursuant to outstanding options (3,883,716 shares of which are exercisable), 602,873 shares are issuable pursuant to outstanding restricted stock units and 4,163,165 shares remain available for future grants and are not covered by an outstanding award. The outstanding share number has not changed. It already includes 338,400 shares that have been issued in settlement of vested restricted stock unit awards and 62,500 shares that have been issued as restricted stock and therefore revisions to the Revised Preliminary Prospectus reflect their subtraction from the number of shares excluded. We have made revisions on pages 18, 41, 54, 156, 179, 202, 209 and 211 of the Revised Preliminary Prospectus to reflect these changes. The number of shares of common stock to be outstanding after this offering also excludes 745,107 shares of our common stock that would be issuable upon the exchange of shares of Aleris International’s redeemable preferred stock and 6,637,454 shares of our common stock that would be issuable upon the exchange of Aleris International’s Exchangeable Notes. The foregoing gives effect to the 3.125 for 1 stock split that we will effectuate prior to the consummation of the offering.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL-FREE AT

1-866-803-9204.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW OR ELSEWHERE IN THIS EMAIL ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

Dated: April 2, 2012